UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

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☐      Definitive Proxy Statement
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☒      Soliciting Material Pursuant to §240.14a-12

Sea Pines Associates, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Set forth below is a letter sent by Sea Pines Associates, Inc. to its shareholders on August 12, 2004.

(Company Letterhead)

August 12, 2004

Dear Fellow Shareholders:

The Founding Directors of Sea Pines Associates have asked me to forward to you the attached message describing their favorable view of the proposed merger with The Riverstone Group.

Work is now underway on preparing the required proxy materials, which will provide you with additional details concerning the proposed merger, and a description of the deliberations and negotiations leading to the Board’s merger recommendation. Please read those important materials when you receive them.

Sincerely,

/s/Norman P. Harberger

Norman P. Harberger
Chairman

The proxy statement and other relevant documents to be filed by the Company with the SEC will contain important information about the proposed transaction. The Company’s shareholders are urged to read these documents carefully and completely when they become available, in order that their decision and vote concerning the merger will be fully informed. Once these documents are filed with the SEC, they will be available free of charge at the SEC’s website at www.sec.gov. Shareholders and investors in the Company will also be able to obtain the proxy statement and other documents free of charge by directing their requests to the Company’s corporate secretary at 32 Greenwood Drive, Hilton Head Island, South Carolina 29928, telephone number (843) 785-3333.

The Company and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the merger. Information about the Company’s directors and executive officers and their interests in the Company may be obtained through the SEC’s website from the Company’s proxy statement for its 2004 annual meeting filed with the SEC on February 11, 2004 and in the reports filed with the SEC by the Company’s directors and executive officers under Section 16 of the Securities Exchange Act of 1934. Additional information regarding the interests of such potential participants will be included in the proxy statement and the other related documents filed with the SEC when they become available.

A MESSAGE TO SHAREHOLDERS FROM
THE FOUNDING DIRECTORS OF SEA PINES ASSOCIATES, INC.

In recent days you have received information about a proposed merger between The Riverstone Group (a company controlled by the family of William H. Goodwin, Jr.) and Sea Pines Associates. The merger needs the approval of 80 percent of the outstanding common shares, and the Directors of Sea Pines Associates have unanimously recommended shareholder approval of the merger.

The purpose of this letter is to let you know that the Founding Directors of Sea Pines Associates, strongly support the Board’s recommendation, and believe it to be in the best interest of the Company’s shareholders and the Sea Pines community.

We have taken a special interest in this matter because of our role in founding Sea Pines Associates 17 years ago. Many of you know that story, but here is a brief review: In the early 1980s a small group of Sea Pines residents began to consider how it might be possible to gain ownership of Sea Pines Company. We believed the Company had been seriously mismanaged for several years and was in serious financial difficulties. Bankruptcy occurred in 1986; and our group - which then numbered 25 — organized Sea Pines Associates. Each of us pledged to buy a minimum of $25,000 in stock, each contributed $2,000 for legal fees, and each agreed to actively, personally sell Sea Pines Associates stock. In 1987, Sea Pines Associates succeeded in acquiring the assets of Sea Pines Company.

Few of us really thought our investment would prove profitable in a financial sense, but we were confident we could upgrade the amenities that contributed to our way of life in Sea Pines. Above all, we did not want the Company to fall into the hands of investors who would develop the Company’s properties in a way that would be deleterious to our way of life.

Fortunately, our efforts were successful. Sea Pines today is far better for its residents than it has ever been in the past. But the Company had to incur a lot of debt to finance the upgrading of golf courses and the construction of the much-needed Inn and Conference Center. The Company’s debt peaked just before an economic recession began in early 2001. That recession and 9/11 had a major negative impact on travel and corporate meetings. An added financial blow came in 2003, when the Company had to borrow an additional $6 million to cover the settlement of a lawsuit.

It appeared to us that Sea Pines Associates had two options — either sell enough properties to reduce the debt and retire the preferred stock; or sell the Company outright. The Founding Directors felt that the first option of selling individual parcels could result in the very outcomes we had founded SPA to avoid. There was no telling what the purchasers of those properties might do, and SPA would have no control over their actions. The other option of selling SPA to a sole owner also posed risks, but those risks might be minimized if the right person or organization became the new owner. Many of the Founding Directors had met with Mr. Goodwin in the past. He had become our largest shareholder, and his desire to own Sea Pines was of long standing. He had consistently made clear his strong interest in acquiring Sea Pines, but he had also made clear that he would not engage in an adversarial takeover. The Founding Directors were favorably impressed by Mr.

Goodwin’s operations at Kiawah, both as to the improvements he brought about and his consideration of residents and property owners.

So we are pleased with the agreement that has resulted from the Board’s negotiations with Mr. Goodwin. In our view, it is good for shareholders and good for the Sea Pines community. We want you to know that the Founding Directors unanimously support the proposed merger.

When the time comes for you to vote your shares, please vote in the AFFIRMATIVE.

Sincerely,

Your Founding Directors,

Charlie Bacon — Former Director and Chairman
Lee Carey — Former Director
Paul Clark — Former Director
Angus Cotton — Former Director and Secretary
Tom Daniels — Former Director and Chairman
Charlie Flynn — Former Director and Chairman
Doug Haight — Former Director and Secretary
Dwight Holder — Former Director
Tom Jenkins — Former Director
Marge Krum — Wife of Former Director
John Simpson — Former Director
Tex Thomsen — Former Director
Frank Zimmerman — Former Director